201 South Main Street	Mark E. Lehman
Suite 1800
Salt Lake City, Utah
84111-2218	Direct Dial
Post Office Box 45898	(801) 532-1234
Salt Lake City, Utah	E-Mail
84145-0898	MLehman@pblutah.com
Telephone 801 532-1234
Facsimile 801 536-6111

March 28, 2005

Board of Directors

UCN, Inc.

14870 Pony Express Road

Bluffdale, Utah 84065

Re:	Post Effective Amendment No. 1 to Registration Statement on Form S-2

Gentlemen:

We have examined the Post-effective Amendment No. 1 to the Registration Statement on Form S-2, File No. 114302 (which will serve to amend the Registration Statement on Form SB-2, File No. 108655, pursuant to Rule 429 of Regulation C) to be filed by you with the Securities and Exchange Commission on or about the date hereof with respect to the registration under the Securities Act of 1933, as amended, of a total of up to 5,504,671 shares of common stock under the Form S-2 and 8,779,333 shares of common stock under the Form SB-2 (collectively the “Shares”).

All of the Shares are to be offered for sale for the benefit of the Selling Security Holders named in the Post-effective Amendment. The Shares are to be sold from time to time in the over-the-counter market at prevailing prices or as otherwise described in the Post-effective Amendment.

As your legal counsel, we have examined the proceedings taken by you in connection with the sale of the Shares. It is our opinion that the Shares now outstanding are legally and validly issued, fully paid and non-assessable. With respect to Shares that may be acquired on exercise of warrants and options or conversion of convertible notes, it is our opinion that such Shares will be, when issued in accordance with the terms of the applicable warrant, option, or convertible note, validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

Sincerely,

/s/ PARSONS BEHLE & LATIMER
Parsons Behle & Latimer